NEWS RELEASE

For Information Contact:
Vince Anido, ISTA Pharmaceuticals	Justin Jackson, Burns McClellan (Media)
949/788-5311	jjackson@ny.burnsmc.com
vanido@istavision.com	Lisa Burns and E. Blair Schoeb (Investors)
Lauren Silvernail, ISTA Pharmaceuticals	bschoeb@ny.burnsmc.com
949/788-5302	212/213-0006
lsilvernail@istavision.com

ISTA PHARMACEUTICALS REPORTS THIRD QUARTER 2003

FINANCIAL RESULTS

IRVINE, California, October 15, 2003. ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA) today reported its unaudited financial results for the third quarter ended September 30, 2003.

ISTA reported a net loss of $6.1 million, or $0.46 per share, for the third quarter of 2003, compared to a net loss of $5.6 million, or $3.30 per share (after the effect of the 1-for-10 reverse stock split in November 2002), for the third quarter of 2002. For the nine months ended September 30, 2003, ISTA reported a net loss of $17.4 million, or $1.31 per share, compared to a net loss of $16.9 million, or $10.05 per share (after the effect of the 1-for-10 reverse stock split in November 2002), for the same prior-year period. Revenue of $69,000 for the third quarter of 2003 and $68,000 for the third quarter of 2002 is attributable to the recognition of the license fee payment received from Otsuka Pharmaceutical Co., Ltd. in December 2001 in connection with the license for Vitrase® (ovine hyaluronidase) in Japan. ISTA’s total operating expenses for the third quarter of 2003 increased to $6.2 million from $5.6 million in the third quarter of 2002. For the nine months ended September 30, 2003, total operating expenses were $17.9 million, compared to $17.2 million for the same prior-year period.

Research and development expenses were $4.4 million in the third quarter of 2003, compared to $3.9 million for the third quarter of 2002. The increase in research and development expenses is due principally to increased development and/or manufacturing spending related to Vitrase®, Istalol™, and Xibrom™.

Selling, general and administrative expenses were $1.8 million in the third quarter of 2003, compared to $1.7 million for the third quarter of 2002. The increase in selling, general and administrative expenses is due primarily to additional personnel and facility expenses in 2003 compared to 2002.

Net interest income was $66,000 in the third quarter of 2003, compared to a net interest expense of $41,000 in the third quarter of 2002. The increase in net interest income is primarily due to the increase of cash available for investment following the Company’s equity financing completed during the fourth quarter of 2002. During the third quarter of 2002, the net interest expense was primarily attributable to the amortization of the debt discount associated with the warrants issued to investors in conjunction with the $4.0 million bridge loan in September 2002.

Cash and cash equivalents and short-term investments totaled $19.3 million at September 30, 2003, compared to $35.7 million at December 31, 2002 and $4.1 million at September 30, 2002.

Advanced-Stage Therapeutic Pipeline

ISTA Pharmaceuticals, Inc. is developing one of the healthcare industry’s most comprehensive late-stage therapeutic pipelines to treat diseases of the eye:

Vitrase® (ovine hyaluronidase)

In April 2003, the Food and Drug Administration (“FDA”) issued an approvable letter citing issues primarily related to the sufficiency of the efficacy data submitted with the New Drug Application (“NDA”) for Vitrase® for the treatment of vitreous hemorrhage. The FDA requested additional analysis of the existing data and an additional confirmatory clinical study based upon that analysis. ISTA has submitted information to the FDA in response to its non-clinical comments contained in the approvable letter and is continuing to assess and discuss with the agency the clinical issues raised in the approvable letter. Based upon these discussions, ISTA will determine the next appropriate steps in the approval process of Vitrase® for the treatment of vitreous hemorrhage.

In August 2003, ISTA submitted to the FDA a second NDA for Vitrase® for use as a spreading agent to facilitate the dispersion and absorption of other drugs. The FDA granted “priority review” status for this NDA in August 2003 and accepted the NDA for filing and review in October 2003. As a result, ISTA expects initial FDA action during the first quarter of 2004. In addition, in the Dosage and Administration section of this second Vitrase® NDA, ISTA is seeking approval from the FDA to provide directions for reconstitution of Vitrase® for potential treatment applications in the posterior region of the eye. The product submitted in the second NDA is the same formulation as the product submitted in the original Vitrase® NDA for the treatment of vitreous hemorrhage. The dose used as a spreading agent is different than the dose used for injection into the posterior region of the eye. With respect to the second Vitrase® NDA, ISTA is pursuing the development of additional package configurations for different doses of the product to facilitate product utilization, improve profit margins and aid in obtaining appropriate third-party reimbursement. Upon approval of the second Vitrase® NDA, ISTA intends to submit supplemental filings with the FDA with respect to such additional package configurations.

Istalol™ (timolol)

Istalol™ is ISTA’s once-daily, topical solution of timolol, a beta-blocking agent for the treatment of glaucoma, a chronic disease that gradually reduces eyesight. The NDA for Istalol™ was submitted to the FDA in September 2002 and was accepted for review in November 2002. In July 2003, the FDA issued an approvable letter with respect to the Istalol™ NDA citing issues related to manufacturing methods and controls. No additional clinical studies were requested. ISTA believes the issues cited by the FDA are addressable, and is currently seeking qualification of an additional manufacturing site.

Xibrom™ (bromfenac)

Xibrom™ is a topical non-steroidal anti-inflammatory compound for the treatment of ocular inflammation. Xibrom™ was launched in Japan in 2000 by Senju Pharmaceuticals Co. Ltd. ISTA acquired U.S. marketing rights for Xibrom™ in May 2002 and is currently conducting a Phase IIIclinical study of Xibrom™ in the United States. Assuming successful completion of our clinical studies, we anticipate submitting a NDA for Xibrom™ in early 2004.

Caprogel® (aminocaproic acid)

Caprogel® is a new topical gel formulation of aminocaproic acid for treating hyphema. Hyphema is a term used to describe bleeding in the anterior chamber, the space between the cornea and the iris, of the eye and usually results from trauma to the eye. In May 2002, ISTA acquired worldwide marketing rights for Caprogel® under a license agreement with the Eastern Virginia Medical School. ISTA is currently conducting feasibility studies for its reformulation and commercialization. If these studies yield promising results, ISTA intends to pursue further clinical development consistent with such studies’ results.

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. ISTA disclaims any intent or obligation to update any forward-looking statements. Such statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ from current expectations include, among others: uncertainties and risks related to ISTA’s history of operating losses; timely and successful implementation of ISTA’s strategic initiatives, including its goal of becoming a specialty pharmaceutical company; delays and uncertainties related to ISTA’s research and development programs (including the difficulty of predicting the timing or outcome of product development efforts and the FDA or other regulatory agency approval or actions); uncertainties and risks regarding market acceptance of ISTA’s products if approved and the impact of competitive products; uncertainties and risks regarding ISTA’s ability to consummate strategic partner transactions on favorable terms, or at all, and the continued timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations; the continued availability of third party sourced products and raw materials on commercially reasonable terms; the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U.S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K/A, as amended, for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and its Current Report on Form 8-K dated October 9, 2003.

ISTA Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30 (unaudited)		Nine Months Ended September 30 (unaudited)
	2003	2002	2003	2002
Revenue	$69	$68	$208	$208
Operating expenses:
Research and development	4,403	3,872	11,753	11,264
Selling, general and administrative	1,794	1,736	6,146	5,902

Total operating expenses	6,197	5,608	17,899	17,166

Loss from operations	(6,128)	(5,540)	(17,691)	(16,958)
Interest income (expense), net	66	(41)	269	89

Net loss	$(6,062)	$(5,581)	$(17,422)	$(16,869)

Net loss per common share, basic and diluted	$(0.46)	$(3.30)	$(1.31)	$(10.05)

Shares used in computing net loss per common share, basic and diluted	13,322	1,689 (1)	13,304	1,678 (1)

(1) These values have been adjusted for the 1-for-10 reverse stock split, which occurred in November 2002.

ISTA Pharmaceuticals, Inc.

Summary of Consolidated Balance Sheet Data

(in thousands)

	September 30	December 31
	(unaudited) 2003	2002
Cash and cash equivalents and short-term investments	$19,301	$35,712
Working capital	16,528	33,046
Total assets	20,693	37,135
Total stockholders’ equity	12,748	29,228

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